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                                                                  Exhibit 3.1

                           CERTIFICATE OF AMENDMENT
                                      OF THE
                       RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              STAFF BUILDERS, INC.

            (UNDER SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)


   THE UNDERSIGNED, being the President and Chief Executive Officer of Staff Builders, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

   1. The name of the Corporation is Staff Builders, Inc.

   2. The Restated Certificate of Incorporation of the Corporation is hereby amended to amend paragraphs (a) through (j) (and the introductory language thereto) of Article FOURTH to read as follows:

       FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 51,460,000, consisting of 50,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 1,450,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock" and, collectively with Class A Common Stock, "Common Stock"), and 10,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Effective upon the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment of the Corporation's Restated Certificate of Incorporation (the "Effective Time"): (i) each outstanding share of common stock, par value $.01 per share ("Old Common Stock"), of the Corporation that was a Long-Term Share on the record date for the meeting of the stockholders of the Corporation at which this Certificate of Amendment was approved (the "Record Date") and continues to be a Long-Term Share at the Effective Time shall, without any action on the part of the holder thereof, be reclassified as, and converted into, one fully paid and nonassessable share of Class B Common Stock of the Corporation, and (ii) every other share of Old Common Stock of the Corporation outstanding or held in treasury shall, without any action on the part of the holder thereof, be reclassified as, and converted into, one fully paid and nonassessable share of Class A Common Stock of the Corporation. Following the initial issuance of shares of Class B Common Stock to effect the above described reclassification, the Corporation may only issue shares of the Class B Common Stock in the form of a distribution pursuant to a stock dividend on, or split-up or reverse split-up of, the shares of Class B Common Stock and only to the holders of the then outstanding shares of Class B Common Stock. At any time shares of the Class B Common Stock are

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    outstanding, the Corporation may issue shares of Common Stock in the form of a distribution pursuant to a stock dividend on, or split-up or reverse split-up of, the shares of Common Stock only if such stock dividend, split-up or reverse split-up is made pro rata to the holders of the Class A Common Stock and Class B Common Stock solely in shares of their respective classes.

       The designations, powers, preferences and rights, and the qualifications and restrictions, of the Common Stock and the Preferred Stock are as follows:

       (a) Except as otherwise required by statute, as set forth in a resolution or resolutions of the Board of Directors as hereinafter provided, or as otherwise provided herein, the holders of shares of Common Stock of the Corporation shall (i) possess the exclusive right to vote for the election of directors and for all other corporate purposes, and (ii) vote together without regard to class. Except as otherwise required by the General Corporation Law of Delaware or as otherwise provided herein, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation and to dividends and distributions. With respect to any proposed amendment to the Restated Certificate of Incorporation of the Corporation that would increase or decrease the number of authorized shares of either Class A Common Stock or Class B Common Stock (other than any such amendment approved by the stockholders of the Corporation at the same meeting at which this Certificate of Amendment was approved), increase or decrease the par value of the shares of Class A Common Stock or Class B Common Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class adversely affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock voting together without regard to class as hereinabove provided.

       (b) A holder of Class A Common Stock shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders for each share of Class A Common Stock held of record by such holder as of the record date for such meeting.

       (c) A holder of Class B Common Stock shall be entitled to ten (10) votes on each matter submitted to a vote at a meeting of stockholders for each share of Class B Common Stock held of record by such holder as of the record

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date for such meeting; provided, however, that for purposes of any vote on a proposal submitted to stockholders solely under Article EIGHTH of the Restated Certificate of Incorporation of the Corporation and for purposes of any vote on a proposal to amend, alter or repeal such Article EIGHTH or Paragraph (a) or (d) of Article FIFTH, a holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such proposal.

   (d) Each share of Class B Common Stock may at any time be converted at the election of the holder thereof into one share of Class A Common Stock. Any holder of shares of Class B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each share of Class B Common Stock to be converted to the agent for the registration of transfer of shares of Class B Common Stock at its office, or to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the transfer agent or by the Corporation) by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation duly executed by such holder or his duly authorized attorney. The issuance of a certificate for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the shares of Class B Common Stock converted, the person requesting the issuance thereof shall pay to the transfer agent or to the Corporation the amount of any tax which may be payable in respect of such transfer, or shall establish to the satisfaction of the transfer agent or the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock and the payment of any such tax, the Corporation will deliver or cause to be delivered, to the holder thereof, a certificate representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock (if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of shares of Class B Common Stock shall cease at such time; and the person in

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whose name the certificate representing shares of Class A Common Stock is to be issued shall be treated for all purposes as having become the record holder of such shares of Class A Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto. The Corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as may be issuable upon the conversion of such outstanding shares of Class B Common Stock; provided, however, that the Corporation may deliver shares of Class A Common Stock which are held in the treasury of the Corporation for shares of Class B Common Stock that are converted. If any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon any national securities exchange or national automated quotation system on which the outstanding shares of Class A Common Stock may be listed or quoted at the time of such delivery. All shares of Class A Common Stock which may be issued upon conversion of shares of Class B Common Stock will, upon issue, be fully paid and nonassessable.


    (e) No share of Class B Common Stock may be sold or otherwise transferred in any transaction that results is a change in the beneficial ownership of such share unless such transaction in an Exempt Transfer. Any attempted transfer of a share of Class B Common Stock in violation of this Paragraph (e) shall be treated as an irrevocable election by the holder thereof to convert such share to a share of Class A Common Stock pursuant to Paragraph (d) of this Article FOURTH.

    (f) For purposes of this Article FOURTH, "Exempt Transfer" shall mean the occurrence of any of the following events with respect to any share of the Old Common Stock or Class B Common Stock, as the case may be:

         1. The transfer of such share by gift; by devise, bequest or otherwise through the laws of inheritance or descent; or by a trustee to a trust beneficiary or beneficiaries under the terms of the trust; or

         2. The appointment of a successor trustee, guardian, committee of an incompetent, conservator or custodian with respect to such share; or

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           3. The addition, withdrawal or demise of a beneficiary or
        beneficiaries of a trust under the terms of the trust and by reason of the birth, death, marriage or divorce of any natural person; the adoption of any natural person; the passage of a given period of time; the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement; or

           4. The transfer of record or the transfer of a beneficial interest or interests in such share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred;

   provided, in each such case, that (i) the transferee or the transferor shall have provided to the Corporation, in accordance with the procedures established by the Board of Directors pursuant to Paragraph
   (i) of this Article FOURTH, satisfactory evidence that such change in beneficial ownership qualifies as an Exempt Transfer, and (ii) such change was not undertaken in order to circumvent the provisions or purposes of this Article FOURTH.

      (g) For purposes of this Article FOURTH, "Long-Term Share" shall mean any share of Old Common Stock which has had the same beneficial owner or owners for at least 48 consecutive calendar months (dating from the first day of the first full calendar month on or after the date the holder acquired beneficial ownership of such share) prior to the Record Date and prior to the Effective Time; subject, in the case of holders referred to in Paragraph (h) hereof, to the requirements set forth in such Paragraph.

      (h) Any share of the Old Common Stock held of record on the Record Date and at the Effective Time shall be presumed to be owned beneficially by the record holder and for the period shown by the stockholder records of the Corporation. Notwithstanding the preceding sentence of this Paragraph (h), any share of Old Common Stock held of record on the Record Date or the Effective Time in "street" or "nominee" name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee shall be presumed to have had the same beneficial owner for a period of less than 48 consecutive calendar months prior to both the Record Date and the Effective Time. These presumptions shall be rebuttable by presentation to the Corporation on or before December 1, 1995, in accordance with the procedures established by the Corporation as provided in Paragraph (i) hereof, of satisfactory evidence.

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      (i) For purposes of this Article FOURTH, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Board of Directors or a transfer agent acting on behalf of the Board of Directors and any such determination shall be conclusive. In determining whether any share of Old Common Stock is a Long-Term Share on the Record Date and at the Effective Time for purposes of this Article FOURTH, the Board of Directors, or any transfer agent acting on behalf of the Board of Directors, will apply the same principles as those reflected in the written procedures theretofore adopted by the Board of Directors for the determination of the voting rights of the Old Common Stock as in effect immediately prior to the Record Date. The Board of Directors shall also establish written procedures from time to time to facilitate such determinations with respect to Exempt Transfers of the outstanding shares of Class B Common Stock. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted. The Board of Directors and any transfer agent shall be entitled to rely on information concerning beneficial ownership of the Old Common Stock and the Class B Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Board of Directors nor any transfer agent shall be charged with any other information concerning the beneficial ownership of the Old Common Stock or the Class B Common Stock.

      (j) For purposes of this Article FOURTH, the terms "beneficial owner" and "beneficially owned" shall be defined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (or any subsequent provisions replacing such act or rule), except as provided otherwise in this Article FOURTH.

  3. This Certificate of Amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 26th day of October, 1995.

                                          /s/ Stephen Savitsky
                                       ---------------------------------------
                                       Name: Stephen Savitsky
                                       Title: President and Chief Executive
                                               Officer

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